EXHIBIT 10.30

Consulting Agreement

This Consulting Agreement (“Agreement”), dated November 26, 2011 (the “Effective Date”), is executed by and between South Texas Reservoir Alliance LLC, a company organized under the laws of the State of Delaware (“STXRA”) and Condor Energy Technology LLC (“CONDOR”).  STXRA and CONDOR may each be referred to as a “Party” herein, and together as the “Parties.”

WITNESSETH:

WHEREAS, STXRA is a consulting firm specializing in the delivery of petroleum resource acquisition services and practical engineering solutions to clients engaged in the acquisition, exploration, development and operation of petroleum resources;

WHEREAS, CONDOR is a development stage company engaging in the business of oil and gas exploration and development in the United States and the Pacific Rim countries;

WHEREAS, CONDOR and STXRA are parties to a Strategic Cooperation Agreement, dated on or about the date hereof (the “SCA”), pursuant to which the Parties have agreed to enter into an Operating Agreement (the “Operating Agreement”) and this Agreement, attached as Exhibits A and B to the SCA, respectively;

WHEREAS, CONDOR desires to engage STXRA to (i) provide certain geological, geophysical and engineering consulting services to CONDOR with respect to current and future interests of CONDOR subject to both CONDOR operated joint operating agreements (“JOAs”) and non-CONDOR operated JOAs, including, but not limited to, drilling, completions and operations optimization assistance, and preparation and review of reservoir and economics studies, but excluding any such services that may be charged or reimbursed under a JOA (which services shall be subject to the Operating Agreement) (“Consulting Services”), and (iii) assist CONDOR in certain Acquisition Services (as defined below, and together with the Consulting Services, the “Services”).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1
Engagement for Services

1.1           Consulting Services.  CONDOR hereby engages STXRA to render Consulting Services to CONDOR, as requested by CONDOR from time to time and accepted by STXRA.  With respect to the Consulting Services, STXRA will report to the Chief Geologist of CONDOR, or his designee(s).  To the extent the Consulting Services provided to CONDOR may be charged under a JOA or budgeted in an authorization for expenditure (“AFE”) under a JOA, STXRA shall work with CONDOR to bill partners of CONDOR appropriately under the terms of the JOA.  STXRA payments shall not be subject to or dictated by the terms of any JOAs.  STXRA accepts the engagement to provide the Consulting Services to CONDOR on the terms and conditions set forth herein.

1.2           Acquisition Services.

A.
Pursuant to the mutual desire by CONDOR and STXRA to work together to identify, review, and negotiate the acquisition of or investment by CONDOR into energy projects in the United States and the Pacific Rim that will bring value to CONDOR’s investors and/or members, STXRA agrees to present energy projects to CONDOR which it believes may meet the financial and operational objectives and expectations of CONDOR, assist CONDOR in technical, engineering and economic due diligence if/as requested by CONDOR with respect thereto, and assist CONDOR with structuring and consummating the acquisition of or investment in the same if/as requested by CONDOR (collectively, the “Acquisition Services”).  With respect to the Acquisition Services, STXRA will report to the Chief Executive Officer of CONDOR, or his designee(s).  STXRA accepts the engagement to provide the Acquisition Services to CONDOR on the terms and conditions set forth herein.

1.3           Exclusivity.

A.
The Parties agree that during the term of this Agreement, (a) STXRA shall be CONDOR’s exclusive provider of Consulting Services with respect to all Contract Areas (and related areas of mutual interest) under Subject JOAs (each as defined under the Operating Contract from time to time), and (b) STXRA shall not provide similar Consulting Services to any other person, entity or party with respect to such Contract Areas (and related areas of mutual interest) under Subject JOAs (each as defined under the Operating Contract from time to time); provided, however, such exclusivity may be waived in writing by the Parties upon detailed written request by the Party desiring release from such exclusivity obligation, which waiver shall not be unreasonably withheld or denied by the Party from whom the waiver is requested.

B.
With respect to Acquisition Services, STXRA agrees that any prospect (and related interests within a mutually agreed area of mutual interest) (a “Prospect”) brought forward by CONDOR and that CONDOR requests STXRA’s assistance with respect to, during the term of this Agreement, shall not be disclosed by STXRA to any other party, person or entity for consideration and evaluation unless and until CONDOR either acquires an interest in such Prospect, or elects to not pursue such Prospect in writing. CONDOR has the right to request an exclusivity period for any Prospect introduced by STXRA to CONDOR, during the term of this Agreement.  During the exclusivity period STXRA shall not disclose the Prospect to any other party, person or entity for consideration and evaluation.  The exclusivity period for any Prospect shall begin at either: (1) a request for exclusivity from Condor and the granting of an exclusivity period by STXRA; or (2) the act of STXRA beginning detailed due diligence on the Prospect on behalf of CONDOR with the intention of assisting CONDOR in the preparation of a bid for the Prospect. The exclusivity period shall end when CONDOR either acquires an interest in such Prospect, elects to not pursue such Prospect in writing, or after a two week period in which no good faith efforts by CONDOR are made towards progressing the potential acquisition to a closed transaction.

Section 2
Compensation

2.1           Consulting Services.  For all hours of Consulting Services provided by STXRA hereunder in any calendar month CONDOR shall pay STXRA on an hourly basis (rounded to the nearest 1/10 hour) per the schedule set forth below (“Hourly Compensation”), or such per-day rates as agreed upon in writing by the Parties.  The Monthly Retainer (as defined in the SCA) shall be drawn down according to the Hourly Compensation set forth below.  STXRA will promptly deliver notice to CONDOR via email in the event Hourly Compensation in any month during the term of the Agreement exceeds $10,000.  Hourly Compensation charges and authorized business expenses will continue to be accrued by STXRA throughout the month and will be invoiced at the beginning of each following month with an itemized billing report. Payment will be expected within thirty (30) days of receipt.  The $10,000 Monthly Retainer shall not be used for authorized business expenses, which are to be reimbursed to STXRA following each itemized billing report.

The hourly rate charges for the STXRA’s employees are as follows:

$250 per hour for principals of STXRA
(As of the date of this Agreement, Michael Rozenfeld, Sean Fitzgerald, and Kris Johnson)

$150 per hour for managers or engineers
(As of the date of this Agreement, William Sparker and Hakim Benhammou)

$75 per hour for technical analysts / regulatory analysts
(As of the date of this Agreement, Angelina Galvan)

STXRA plans to increase staffing as conditions dictate and will keep CONDOR informed as to such staffing changes. CONDOR recognizes that STXRA currently does not have a full-time drilling engineer or geophysicist on staff and may need to hire contract staff to meet CONDOR’s needs at CONDOR’s expense.

Notwithstanding the foregoing, STXRA’s maximum day rate per STXRA employee shall not exceed 8x such person’s applicable hourly rate per full day of Consulting Services in STXRA offices provided for hereunder.

The maximum day rate for out of office (excluding field or on location) work per STXRA employee shall not exceed 10x such person’s applicable hourly rate per full day of Consulting Services.

The maximum day rate for field or on location work per STXRA employee shall not exceed 14x such person’s applicable hourly rate per full day of Consulting Services.

Travel time will be charged at 50% of the applicable employees’ hourly rate with the maximum to not exceed the previously mentioned maximum rates.

Notwithstanding the foregoing, in no event is the maximum day rate per STXRA employee to exceed $2,500 per full day of Consulting Services.

In exchange for the $10,000 Monthly Retainer CONDOR shall receive $11,111.12 worth of work.  The Monthly Retainer will not be deemed to have been depleted until after $11,111.12 worth of work in a given month has been performed by STXRA on behalf of CONDOR.  All work in excess of $11,111.12 will be billed at the regular rates.  For example if in a given month the total bill to CONDOR from STXRA is $15,000, CONDOR will only have to pay $13,888.88, which is the $10,000 retainer for $11,111.12 worth of work plus an additional $3,888.88 for the additional $3,888.88 worth of work.

2.2           Acquisition Services.  CONDOR shall compensate STXRA for all Acquisition Services as follows:

A.
During the term of this Agreement, in the event CONDOR receives a proposal along with information and data from STXRA with respect to a particular energy opportunity which STXRA believes may meet the financial and operational objectives and expectations of CONDOR, and which was originally introduced by STXRA to CONDOR (such proposal, an “STXRA Opportunity”), then CONDOR (if CONDOR decides to pursue the opportunity) shall be required to work exclusively with STXRA to acquire such interest cooperatively with STXRA, and pursuant to mutually acceptable terms.  If CONDOR decides not to pursue the STXRA Opportunity, then CONDOR shall return to STXRA all of the data and information it received from STXRA with respect to such STXRA Opportunity, or destroy the same.  In the event CONDOR decides not to pursue the STXRA Opportunity, then CONDOR shall not disclose such data and information to any third party. In the event that CONDOR violates this provision, and acquires an interest in the STXRA Opportunity without STXRA’s cooperation and assistance, then STXRA will be entitled to remuneration with respect to such STXRA Opportunity as set forth in Section 2.2(B) below.

B.	STXRA shall be solely compensated for Acquisition Services provided to CONDOR with respect to STXRA Opportunities hereunder as follows:

i.
Upon the successful closing of an acquisition by CONDOR of, or an investment made by CONDOR in, an STXRA Opportunity (an “Investment”), in connection with which Investment STXRA has provided material and substantial assistance to CONDOR with technical, engineering and economic due diligence, and has assisted CONDOR with the structuring and consummation of such Investment, CONDOR shall:

a.
Pay to STXRA within five (5) business days of the initial closing of the Investment (the “Initial Closing”) a cash amount equal to the Payment Percentage of the Total Investment Consideration (as defined below) paid by CONDOR to the seller(s) at the Initial Closing (the “Payment Consideration”).  If CONDOR is required to pay or issue additional consideration to the seller(s) following the Initial Closing, CONDOR shall pay to STXRA such additional Payment Consideration as calculated in accordance with this Agreement within five (5) business days of the date(s) that CONDOR pays or issues such additional consideration to the seller(s).

b.
If and as mutually agreed by CONDOR and STXRA with respect to specific STXRA Opportunities presented by STXRA to CONDOR hereunder, in addition to the Payment Consideration due to STXRA, CONDOR may issue equity consideration to STXRA, in such amount, and of such series and class (including equity in the members of CONDOR, if and as determined by CONDOR and its members), as mutually agreed upon in writing by STXRA and CONDOR (“Equity Consideration”).  If issued, the Equity Consideration shall be issued subject to compliance with applicable securities laws and pursuant to an equity purchase agreement(s) acceptable to CONDOR (or the member(s) whose Equity Consideration is to be issued, if/as applicable) with appropriate STXRA representations and warranties.  Issuance of the Equity Consideration shall be further contingent upon STXRA being an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, and STXRA’s entry into CONDOR’s then-current Operating Agreement, if/as applicable.

ii.
For purposes of this Agreement, “Total Investment Consideration” shall mean the total amount of cash or other consideration agreed to be paid by CONDOR to a third party seller(s) in an arm’s length transaction for the acquisition of, or investment in, a qualified Investment, including any amounts agreed to be carried by CONDOR on behalf of the selling party(ies), including any stock or equity granted or issued by CONDOR, but excluding any debt assumed by CONDOR, as reasonably determined by CONDOR at the time such consideration is paid.

iii.	For purposes of this Agreement, “Payment Percentage” shall mean a percentage calculated cumulatively as follows:
a.	4.0% of the first $5 million of the Total Investment Consideration, plus
b.	3.0% of the next $5 million of the Total Investment Consideration, plus
c.	2.5% of the Total Investment Consideration in excess of $10 million.

Regardless of the calculated “Payment Percentage” STXRA will be guaranteed a minimum compensation of $200,000 per closed transaction.

C.
STXRA shall be solely compensated for Acquisition Services provided to CONDOR with respect to all successfully acquired energy projects that are STXRA Opportunities as set forth in this Section 2.2.  If CONDOR requests STXRA’s assistance in evaluating and acquiring opportunities not originated by STXRA, then STXRA shall be compensated for such Services in accordance with Section 2.1 hereof and such Services shall be deemed “Consulting Services” hereunder.

2.3           Additional Outside Office Charge.  In addition to the charges set forth in Section 2.1 and 2.2 of this Agreement, CONDOR agrees to pay STXRA an additional amount for the Services requested by CONDOR to be performed by STXRA outside STXRA’s offices. In addition to the applicable hourly charge, CONDOR shall pay all reasonable expenses incurred by STXRA’s personnel; provided, however, that neither STXRA nor STXRA’s personnel shall incur any individual expense greater than $1,000 or, during any one calendar month, in the aggregate, greater than $10,000 without the prior written consent of CONDOR.

2.4           To the extent the Consulting Services provided to CONDOR may be charged under a JOA or budgeted in an AFE under a JOA, STXRA shall work with CONDOR to invoice the Consulting Services to the JOA in accordance with the terms and conditions of such JOA, including payment, reimbursement and invoicing terms and requirements.  The terms of this Agreement will supersede the JOA with respect to the compensation owed to STXRA for work performed under this Agreement.

Section 3
Confidentiality and Intellectual Property Rights

3.1           Confidentiality terms are as set forth under Section 3 of the SCA.

3.2           To the extent that STXRA produces work relating to the business of CONDOR pursuant to this Agreement, such work (the “Work Product”) shall be the sole and exclusive property of CONDOR and its assigns, free from any encumbrance, claim, lien for balance due or rights of retention on the part of STXRA. CONDOR and its assigns shall have all rights, title and interest, including ownership of all intellectual property rights, in and to the Work Product and all associated documentation, and CONDOR shall have no right to disclose or use any of the Work Product for any purpose whatsoever other than in connection with the performance of the services provided hereunder. To the extent that ownership of the Work Product does not otherwise vest in CONDOR and its assigns by operation of law, STXRA hereby irrevocably assigns, transfers and conveys to CONDOR and its assigns without further consideration all of its right, title and interest in such Work Product, including all rights of patent, copyright, inventions, discoveries, trademarks, service marks, trade dress, know-how, names, ideas, CONDOR and its assigns shall have the right to obtain and hold in their own names any intellectual property rights in such Work Product. STXRA agrees to execute any documents or take any other actions as might be reasonably necessary or as CONDOR might reasonably request, to perfect ownership by CONDOR and its assigns of any Work Product.

Section 4
Term and Termination

The term of this Agreement shall commence upon the Effective Date and shall continue with full force and effect until terminated by either Party in writing upon ninety (90) days’ prior written notice.  Notwithstanding the foregoing, each Party’s obligations arising under Section 3 shall survive for a period of three (3) years following termination of this Agreement.

Section 5
Miscellaneous

5.1           Relationship of the Parties.

A.
STXRA is, and throughout the term of this Agreement shall be, an independent consulting contractor and not an employee, partner or agent of CONDOR.  STXRA shall not be entitled to nor receive any benefit normally provided to CONDOR’s employees such as, but not limited to, vacation pay, retirement, health insurance or sick pay.  CONDOR shall not be responsible for withholding income or other taxes from the payments made to STXRA.  STXRA shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to STXRA pursuant to this Agreement.  STXRA agrees to indemnify, defend and hold CONDOR harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on CONDOR by the relevant taxing authorities with respect to any compensation paid to STXRA.

B.	STXRA acknowledges and agrees that it has no authority to enter into contracts that bind CONDOR or create obligations on the part of CONDOR without the prior written authorization of CONDOR.

C.	Each Party shall bear its own costs, expenses, risks, and liabilities incurred in connection with this Agreement, including but not limited to, identification and evaluation of energy projects.

5.2           Indemnification. Each of Party, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, members, managers, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither Party shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, members, managers, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each Party agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

5.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

5.4           Governing Law; Jurisdiction.  This Agreement and the transactions contemplated hereby shall be governed by and interpreted in accordance with the laws of the State of Texas without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the laws of another jurisdiction.

5.5           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties regarding the subject matter hereof.

5.6           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the applicable Party’s address as indicated on the signature page hereto, or such other address as designated in writing to the other Party, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the rights and obligations of STXRA shall not be assignable or delegable by STXRA without the express written consent of CONDOR.  Any purported assignment by STXRA of this Agreement in whole or in part without the written consent of CONDOR shall be void.

5.8           Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

5.9           Attorneys’ Fees.  The prevailing Party in any legal proceeding or arbitration brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees (including reasonable charges for the time of the prevailing Party’s in-house attorneys) from the non-prevailing Party.

5.10         Severability.  If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, this Consulting Agreement has been signed by or on behalf of each of the Parties as of the day first written above.

SOUTH TEXAS RESERVOIR ALLIANCE LLC		CONDOR ENERGY TECHNOLOGY LLC

By:	/s/ Sean Fitzgerald	/s/ Frank C. Ingriselli
Name:	Sean Fitzgerald	Frank C. Ingriselli
Title:	Manager	Chief Executive Officer

Address:		Mailing Address:
12335 Kingsride Ln #156		PO Box 3540
Houston, TX 77055		Silver Springs, Nevada 89429

Overnight Courier Address: 4590 Deodar Silver Springs, NV 89429